EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							25-013

Date: October 22, 2025	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2025 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $22.1 million, or $0.15 per diluted share, for the third quarter 2025 compared to a net loss of $2.6 million, or $(0.02) per diluted share, for the second quarter 2025 and net income of $29.5 million, or $0.19 per diluted share, for the third quarter 2024.  Helix reported Adjusted EBITDA1 of $103.7 million for the third quarter 2025 compared to $42.4 million for the second quarter 2025 and $87.6 million for the third quarter 2024.

For the nine months ended September 30, 2025, Helix reported net income of $22.6 million, or $0.15 per diluted share, compared to net income of $35.5 million, or $0.23 per diluted share, for the nine months ended September 30, 2024.  Adjusted EBITDA for the nine months ended September 30, 2025, was $198.1 million compared to $231.5 million for the nine months ended September 30, 2024.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2025	9/30/2024	6/30/2025	9/30/2025	9/30/2024
Revenues	$376,960	$342,419	$302,288	$957,312	$1,003,427
Gross Profit	$66,019	$65,665	$14,948	$108,505	$160,705
	18%	19%	5%	11%	16%
Net Income (loss)	$22,083	$29,514	$(2,598)	$22,557	$35,516
Basic Earnings (Loss) Per Share	$0.15	$0.19	$(0.02)	$0.15	$0.23
Diluted Earnings (Loss) Per Share	$0.15	$0.19	$(0.02)	$0.15	$0.23
Adjusted EBITDA[1]	$103,671	$87,621	$42,430	$198,086	$231,506
Cash and Cash Equivalents	$338,033	$324,120	$319,743	$338,033	$324,120
Net Debt[1]	$(30,561)	$(9,447)	$(8,131)	$(30,561)	$(9,447)
Cash Flows from Operating Activities	$24,277	$55,731	$(17,133)	$23,586	$108,051
Free Cash Flow[1]	$22,589	$52,645	$(21,603)	$12,940	$97,734

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Helix generated strong third quarter 2025 results with EBITDA of $104 million.  Our third quarter results provide insight into the earnings potential in our business, where we were able to generate our highest quarterly EBITDA since 2014 despite the Seawell being stacked and incurring almost two months of docking and idle time on the Q4000 amidst a sluggish offshore backdrop.  We have increased our full year 2025 Adjusted EBITDA guidance to $240 to $270 million, and while our guidance is still below what we had expected coming into this year, we estimate our full year Free Cash Flow generation to be between $100 and $140 million, the wide range reflecting among other things, the timing of collections on our receivables at year-end.  Operational highlights during the quarter include our Robotics segment continuing to perform at a high level, benefitting from strong trenching and renewables operations in the North Sea and Asia Pacific.  During the quarter we had all six of our trenchers as well as all three of our IROV boulder grabs deployed.  Our Shallow Water segment showed meaningful upticks in activity following a late start to the season this year.  On the commercial front, as previously announced, we signed a four-year Robotics contract for trenching operations in the North Sea, and we signed a Well Intervention contract in the Gulf of America for a minimum of 150 days over a three-year period.  We believe our third quarter also reinforces the confidence our customers have in our services as well as our resiliency and dedication to delivering results even in a challenging market environment.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2025	9/30/2024	6/30/2025	9/30/2025	9/30/2024
Revenues:
Well Intervention	$193,205	$174,613	$156,786	$548,365	$603,674
Robotics	99,407	84,526	85,572	236,021	216,084
Shallow Water Abandonment	74,642	71,595	50,618	142,078	149,289
Production Facilities	18,513	20,695	17,081	55,431	70,247
Intercompany Eliminations	(8,807)	(9,010)	(7,769)	(24,583)	(35,867)
Total	$376,960	$342,419	$302,288	$957,312	$1,003,427

Income (Loss) from Operations:
Well Intervention	$8,558	$16,109	$(16,430)	$12,098	$64,087
Robotics	27,878	24,158	19,044	52,269	58,008
Shallow Water Abandonment	15,741	8,808	(357)	1,943	(3,901)
Production Facilities	5,381	8,288	4,425	16,750	15,842
Corporate / Other / Eliminations	(9,707)	(12,723)	(9,834)	(30,189)	(37,479)
Total	$47,851	$44,640	$(3,152)	$52,871	$96,557

Segment Results

Well Intervention

Well Intervention revenues increased $36.4 million, or 23%, during the third quarter 2025 compared to the prior quarter primarily due to higher utilization on the Q5000 and the Q7000 and higher rates in the North Sea during the third quarter 2025.  During the third quarter 2025, utilization improved on the Q5000, which underwent an approximate 57-day planned regulatory docking during the prior quarter, and on the Q7000, which had improved performance during the current quarter.  Well Intervention also benefitted from higher seasonal rates on the Well Enhancer in the North Sea during the third quarter 2025.  Higher revenues in the Gulf of America on the Q5000 were offset partially by lower revenues on the Q4000, which underwent an approximate 33-day docking and incurred gaps in its schedule during the third quarter 2025.  The Seawell remained warm stacked throughout the quarter.  Overall Well Intervention vessel utilization increased to 76% during the third quarter 2025 compared to 72% during the prior quarter.  Well Intervention operating income increased to $8.6 million during the third quarter 2025 from an operating loss of $16.4 million during the prior quarter primarily due to higher segment revenues during the third quarter 2025.

Well Intervention revenues increased $18.6 million, or 11%, during the third quarter 2025 compared to the third quarter 2024.  The increase was primarily due to fewer transit and mobilization days on the Q7000 and higher rates in Brazil during the third quarter 2025.  During the third quarter 2024, the Q7000 incurred 38 days of paid transit and mobilization during which period revenues and costs were deferred and not recognized.  Revenues also increased on the Siem Helix 1 and Siem Helix 2, which operated at higher contractual rates compared to the third quarter 2024.  These increases were offset in part by decreased utilization on the Seawell, which was warm stacked during the third quarter 2025 compared to having near full utilization during the third quarter 2024.  During the third quarter 2024, the Q4000 spent 67 days mobilizing and transiting to Nigeria, during which time the related costs were deferred.  Well Intervention operating income decreased $7.6 million during the third quarter 2025 compared to the third quarter 2024 primarily due to higher costs during the third quarter 2025 due to acceleration of the amortization of deferred regulatory costs related to the Q4000 and a higher number of transit and mobilization days during the third quarter 2024 over which period costs were deferred, offset in part by higher revenues during the third quarter 2025.

Robotics

Robotics revenues increased $13.8 million, or 16%, during the third quarter 2025 compared to the prior quarter.  The increase in revenues was due to increased trenching activities and higher rates on our chartered vessel operations compared to the prior quarter.  During the third quarter 2025, integrated vessel trenching increased to 210 days and trenching on third-party vessels increased to 165 days compared to 157 days and 91 days, respectively, during the prior quarter.  During the third quarter 2025, we achieved utilization on all six of our trenchers.  Overall ROV and trencher utilization increased to 63% compared to 62% during the prior quarter, and chartered vessel activity was relatively flat with 536 days, or 92% utilization, compared to 537 days, or 95% utilization during the prior quarter.  Robotics continued to work three IROV boulder grabs, and site clearance operations using our IROV boulder grabs generated 192 days of utilization during the third quarter 2025 compared to 190 days during the prior quarter.  Robotics operating income increased $8.8 million compared to the prior quarter primarily due to higher revenues during the third quarter 2025.

Robotics revenues increased $14.9 million, or 18%, during the third quarter 2025 compared to the third quarter 2024.  Revenue increases were primarily due to higher rates on our chartered vessel activities and increased site clearance and third-party trenching activities, offset partially by fewer integrated vessel trenching days and lower overall ROV utilization during the third quarter 2025.  The third quarter 2025 included 165 days of trenching on third-party vessels with the T-1400-1 and T-1400-2 jet trenchers compared to 92 days during the third quarter 2024 with the i-Plough.  Robotics also achieved 192 days of site clearance operations using three IROV boulder grabs during the third quarter 2025 compared to 92 days using one IROV boulder grab during the third quarter 2024.  These improvements were offset partially by a reduction in integrated vessel trenching to 210 days during the third quarter 2025 compared to 249 days during the third quarter 2024.  The third quarter 2025 included 536 aggregate chartered vessel days compared to 532 vessel days during the third quarter 2024.  Overall ROV utilization decreased to 63% during the third quarter 2025 compared to 77% during the third quarter 2024.  Robotics operating income increased $3.7 million during the third quarter 2025 due to higher rates, offset partially by higher costs and lower margins on certain projects due to the mix of contracting compared to the third quarter 2024.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $24.0 million, or 47%, during the third quarter 2025 compared to the prior quarter.  The increase in revenues was primarily related to higher utilization on the Epic Hedron as well as higher activity levels and utilization on vessels and systems during the third quarter 2025.  The Epic Hedron heavy lift barge was fully utilized during the third quarter 2025 compared to being 38% utilized during the prior quarter.  Vessel utilization (excluding heavy lift) increased to 65% during the third quarter 2025 compared to 61% during the prior quarter.  Plug and Abandonment (“P&A”) and Coiled Tubing (“CT”) systems activity increased to 1,003 days, or 42% utilization, during the third quarter 2025 compared to 798 days, or 34% utilization, during the prior quarter.  Shallow Water Abandonment operating income improved $16.1 million compared to the prior quarter primarily due to higher revenues during the third quarter 2025.

Shallow Water Abandonment revenues increased $3.0 million, or 4%, during the third quarter 2025 compared to the third quarter 2024 primarily due to higher utilization on our systems, offset partially by lower rates on our systems and lower overall utilization and rates on our vessels.  Utilization on P&A and CT systems increased to 1,003 days, or 42%, during the third quarter 2025 compared to 607 days, or 25%, during the third quarter 2024.  The increase was due in part to the third quarter 2024 having incurred approximately 12 weather-related idle days.  Vessel utilization (excluding heavy lift), decreased to 65% during the third quarter 2025 compared to 76% during the third quarter 2024.  During the third quarter 2025, two liftboats and three OSVs remained stacked as a cost reduction measure.  Although the Epic Hedron was fully utilized during the third quarter 2025 compared to being 88% utilized during the third quarter 2024, revenues decline on the vessel year over year due to lower rates during the third quarter 2025.  Shallow Water Abandonment operating income increased $6.9 million in the third quarter 2025 primarily due to higher revenues and lower operating expenses compared to the third quarter 2024.

Production Facilities

Production Facilities revenues increased $1.4 million, or 8%, during the third quarter 2025 compared to the prior quarter primarily due to higher revenues related to the Helix Fast Response System (“HFRS”) due to fewer contractual credits for HFRS customers.  Additionally, revenues during the third quarter 2025 included higher oil production from the Droshky field.  The Thunder Hawk field remained shut in during both quarters.  Production Facilities operating income increased $1.0 million during the third quarter 2025 primarily due to higher revenues compared to the prior quarter.

Production Facilities revenues decreased $2.2 million, or 11%, during the third quarter 2025 compared to the third quarter 2024 primarily due to lower oil and gas production and prices, offset partially by higher HFRS revenues during the third quarter 2025.  The Thunder Hawk field remained shut in during the entire third quarter 2025 whereas the field had one month of production prior to being shut in during the third quarter 2024.  Additionally, oil prices were approximately $10 per barrel lower during the third quarter 2025 compared to the third quarter 2024.  HFRS rates were higher during the third quarter 2025 compared to the third quarter 2024 with the return of the Q4000 to the Gulf of America.  Production Facilities operating income decreased $2.9 million during the third quarter 2025 primarily due to lower revenues compared to the third quarter 2024.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $18.2 million, or 4.8% of revenue, during the third quarter 2025 compared to $18.1 million, or 6.0% of revenue, during the prior quarter and $21.1 million, or 6.2% of revenue, during the third quarter 2024.  The decrease in expenses during the third quarter 2025 compared to the third quarter 2024 was primarily due to lower compensation costs.

Other Income and Expense

Other expense, net was $1.0 million during the third quarter 2025 compared to other income, net of $0.4 million during the prior quarter.  Other income and expense, net primarily includes net foreign currency gains and losses, respectively, related to the British pound on our U.K subsidiaries’ foreign currency positions.

Cash Flows

Operating cash flows were $24.3 million during the third quarter 2025 compared to $(17.1) million during the prior quarter and $55.7 million during the third quarter 2024.  Third quarter 2025 operating cash flows increased compared to the prior quarter due to higher earnings, lower working capital outflows and lower regulatory certification costs on our vessels and systems during the third quarter 2025.  Third quarter 2025 operating cash flows decreased compared to the third quarter 2024 due to lower earnings, higher working capital outflows and higher regulatory certification costs on our vessels and systems during the third quarter 2025.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $14.3 million during the third quarter 2025 compared to $16.1 million during the prior quarter and $8.9 million during the third quarter 2024.

Capital expenditures, which are included in investing cash flows, totaled $1.7 million during the third quarter 2025 compared to $4.5 million during the prior quarter and $3.2 million during the third quarter 2024.

Free Cash Flow was $22.6 million during the third quarter 2025 compared to $(21.6) million during the prior quarter and $52.6 million during the third quarter 2024.  The increase in Free Cash Flow in the third quarter 2025 compared to the prior quarter was primarily due to higher operating cash flows during the third quarter 2025.  The decrease in Free Cash Flow in the third quarter 2025 compared to the third quarter 2024 quarter was primarily due to lower operating cash flows during the third quarter 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $338.0 million at September 30, 2025.  Available capacity under our ABL facility at September 30, 2025, was $94.3 million, and total liquidity was $429.8 million, excluding $2.5 million cash pledged toward our ABL facility.  Consolidated long-term debt was $307.5 million at September 30, 2025, resulting in negative Net Debt of $30.6 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2025 results (see the Investor Relations page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Thursday, October 23, 2025, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website shortly after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision for (release of) current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions and joint ventures or other transactions; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments, including tariffs; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2025	2024	2025	2024

	(unaudited)		(unaudited)

Net revenues	$376,960	$342,419	$957,312	$1,003,427
Cost of sales	310,941	276,754	848,807	842,722
Gross profit	66,019	65,665	108,505	160,705
Gan (loss) on disposition of assets, net	—	100	—	(50)
Selling, general and administrative expenses	(18,168)	(21,125)	(55,634)	(64,098)
Income from operations	47,851	44,640	52,871	96,557
Net interest expense	(5,616)	(5,689)	(17,197)	(17,057)
Losses related to convertible senior notes	—	—	—	(20,922)
Other expense, net	(983)	(49)	(903)	(2,647)
Royalty income and other	—	132	1,411	2,132
Income before income taxes	41,252	39,034	36,182	58,063
Income tax provision	19,169	9,520	13,625	22,547
Net income	$22,083	$29,514	$22,557	$35,516

Earnings per share of common stock:
Basic	$0.15	$0.19	$0.15	$0.23
Diluted	$0.15	$0.19	$0.15	$0.23

Weighted average common shares outstanding:
Basic	146,907	151,914	148,805	152,171
Diluted	147,698	154,851	149,550	155,038

Comparative Condensed Consolidated Balance Sheets

	Sep. 30, 2025	Dec. 31, 2024
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$338,033	$368,030
Accounts receivable, net	359,607	258,630
Other current assets	100,600	83,022
Total Current Assets	798,240	709,682

Property and equipment, net	1,407,232	1,437,853
Operating lease right-of-use assets	297,021	329,649
Deferred recertification and dry dock costs, net	81,869	71,718
Other assets, net	47,525	48,178
Total Assets	$2,631,887	$2,597,080

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$147,402	$144,793
Accrued liabilities	99,248	90,455
Current maturities of long-term debt	9,644	9,186
Current operating lease liabilities	57,826	59,982
Total Current Liabilities	314,120	304,416

Long-term debt	297,828	305,971
Operating lease liabilities	257,159	285,984
Deferred tax liabilities	117,821	113,973
Other non-current liabilities	70,084	66,971
Shareholders' equity	1,574,875	1,519,765
Total Liabilities and Equity	$2,631,887	$2,597,080

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(in thousands)	9/30/2025	9/30/2024

	(unaudited)
Cash flows from operating activities:
Net income	$22,557	$35,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,532	132,728
Deferred recertification and dry dock costs	(48,276)	(29,239)
Payment of earnout consideration	—	(58,300)
Losses related to convertible senior notes	—	20,922
Other non-cash charges	9,780	19,300
Changes in operating assets and liabilities	(104,007)	(12,876)
Net cash provided by operating activities	23,586	108,051

Cash flows from investing activities:
Capital expenditures	(10,646)	(10,780)
Proceeds from sale of assets	—	100
Proceeds from insurance recoveries	—	363
Net cash used in investing activities	(10,646)	(10,317)

Cash flows from financing activities:
Repayments of long-term debt	(9,186)	(69,469)
Repurchases of common stock	(30,214)	(10,189)
Payment of earnout consideration	—	(26,700)
Other financing activities	(5,521)	784
Net cash used in financing activities	(44,921)	(105,574)

Effect of exchange rate changes on cash and cash equivalents	1,984	(231)
Net decrease in cash and cash equivalents	(29,997)	(8,071)
Cash and cash equivalents:
Balance, beginning of year	368,030	332,191
Balance, end of period	$338,033	$324,120

Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
(in thousands, unaudited)	9/30/2025	9/30/2024	6/30/2025	9/30/2025	9/30/2024

Reconciliation from Net Income (loss) to Adjusted EBITDA:
Net income (loss)	$22,083	$29,514	$(2,598)	$22,557	$35,516
Adjustments:
Income tax provision (benefit)	19,169	9,520	(5,997)	13,625	22,547
Net interest expense	5,616	5,689	5,875	17,197	17,057
Other (income) expense, net	983	49	(437)	903	2,647
Depreciation and amortization	55,661	42,904	45,389	143,532	132,728
EBITDA	103,512	87,676	42,232	197,814	210,495
Adjustments:
(Gain) loss on disposition of assets, net	—	(100)	—	—	50
General provision for current expected credit losses	159	45	198	272	39
Losses related to convertible senior notes	—	—	—	—	20,922
Adjusted EBITDA	$103,671	$87,621	$42,430	$198,086	$231,506

Free Cash Flow:
Cash flows from operating activities	$24,277	$55,731	$(17,133)	$23,586	$108,051
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(1,688)	(3,086)	(4,470)	(10,646)	(10,317)
Free Cash Flow	$22,589	$52,645	$(21,603)	$12,940	$97,734

Net Debt:
Long-term debt including current maturities	$307,472	$314,673	$311,612	$307,472	$314,673
Less: Cash and cash equivalents	(338,033)	(324,120)	(319,743)	(338,033)	(324,120)
Net Debt	$(30,561)	$(9,447)	$(8,131)	$(30,561)	$(9,447)